ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

PET ECOLOGY BRANDS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is PET ECOLOGY BRANDS, INC. (the "Corporation").

ARTICLE TWO

The amendment to the Articles of Incorporation of the Corporation as below set forth was proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by the Texas Business Corporation Act.  Such amendment revises and amends Article Four of the Articles of Incorporation of the Corporation to read in its entirety as follows:

The aggregate number of shares of stock which the Corporation shall have authority to issue is 210,000,000 consisting of 10,000,000 shares of Preferred Stock, all of a par value of $.01 each, and 200,000,000 shares of Common Stock, all of a par value of $.01  each.

The Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of Texas in order to make the same effective.  Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series.  All shares of any one series of Preferred Stock shall be alike in every particular.

ARTICLE THREE

The number of shares of capital stock of the Corporation outstanding at the time of such adoption was 75,676,653 shares of common stock, with all such shares entitled to vote thereon.  All of the shareholders of the Corporation entitled to vote on said amendment approved adoption of said amendment pursuant to unanimous written consent of all shareholders dated as of May 31, 2006.

IN WITNESS WHEREOF, the Corporation has caused this Article of Amendment of Certificate of Incorporation to be executed, by Ralph J. Steckel, its President, this 20th day of February, 2007.

PET ECOLOGY BRANDS, INC.

By: /s/ Ralph J. Steckel
                                                                                                            Ralph J. Steckel
            President